Global Med Technologies® Announces Acquisition of eDonor®: One of the Industry's Premier Technology Platforms for Donor Recruitment, Scheduling and Retention

     · Accretive U.S. “Tuck-in” Purchase Adds Fully Integrated Web-Based Donor Recruitment System to Suite of Products· 13th Specialized Software Application for Donor Centers and Hospitals Worldwide

Denver, CO – (August 1, 2008) – Global Med Technologies®, Inc. (“Global Med” or the “Company”) (OTCBB:GLOB), an international e-Health, medical information technology company, today announced that it has executed an Asset Purchase Agreement and closed a transaction with eDonor, located in Phoenix, Arizona, for $5 million. This acquisition is expected to be accretive immediately on a fully diluted basis, net of financing costs. The transaction consists of $3.5 million in cash and $1.5 million in Global Med common stock. eDonor is a web-based donor relationship management system that integrates recruitment, scheduling, retention and fulfillment for national as well as local community blood centers. The acquisition is designed to complement Global Med’s strong line of international blood management and laboratory information software and service solutions.

Dr. Mick Ruxin, Chairman and CEO of Global Med Technologies, Inc., commented, “Global Med’s vision is to provide comprehensive solutions for the blood management software industry. We realize that effective donor recruitment is strategically important to our customers. eDonor’s significant market share and their innovative solutions make this acquisition a logical next step in our evolution. We feel strongly that eDonor will benefit both existing and new blood bank customers of Global Med’s Wyndgate Technologies® division and Global Med’s recent international acquisition of Inlog, SA.” Dr. Ruxin continued, “With the eDonor acquisition, Global Med will now have 13 software applications specifically geared toward donor centers and hospitals.”

The eDonor application has evolved to become the donor industry's premier technology platform for donor recruitment, scheduling and retention. Community blood centers view recruitment and retention of quality donor pools as a priority to meet local transfusion needs. Among eDonor’s notable U.S. clients are the American Red Cross, Blood Systems, Inc. (BSI) Blood Centers/Testing Facilities, the Institute for Transfusion Medicine, Florida’s Blood Centers, Lockheed/Armed Services Blood Program, and the Blood and Tissue Center of Central Texas. Global Med’s European software subsidiary, Inlog, SA, will be a key driver to introducing eDonor’s effective donor relationship management system internationally.

Thomas F. Marcinek, President and COO of Global Med Technologies, Inc., stated, “Acquiring a proven, profitable and well-established market leader in donor recruitment reduces the risk of product development and accelerates our time to market. With eDonor, we can now deliver a turn-key, fully integrated suite of products that eliminates the complexity and risk of integration while lowering the total cost of ownership. We have great respect for the management team of eDonor and their many accomplishments and look forward to our combined synergies. This is truly a win-win for Global Med, eDonor, our employees, our combined customer base and the industry.

The primary components of eDonor’s product line unite flexible list management tools with multiple communication channels to increase donor retention and donation frequency. In addition, eDonor can automate manual recruitment and scheduling processes that improve productivity and lower costs. eDonor also supports the development and deployment of sophisticated donor loyalty programs which further enhance a blood center’s relationship with its donors. eDonor’s audited revenues for 2007 were $3.3 million and their net profit was $337,000. For more information about eDonor and its products visit www.eDonor.com.

Michael N. Pandelakis, President and CEO of eDonor, commented, “We have always admired Global Med – not only for their success in the marketplace, but also for their consistently solid reputation with their customers. While the product and services fit was obvious and the synergies readily apparent, it was the cultural fit that we believe will ensure a quick and seamless integration. We feel honored to join this winning team and contribute our efforts to serving our joint customer base.”

About Global Med Technologies, Inc.

Global Med Technologies®, Inc. is an international medical software company which develops regulated and non-regulated software products and services for the healthcare industry. As a leading provider of blood and laboratory software applications and services, Global Med’s products are deployed in 20 countries and serve over 1,400 transfusion centers, blood banks and laboratories.

Global Med’s U.S. division, Wyndgate Technologies®, provides Vein-to-Vein® tracking through its Donor Doc™, SafeTrace®, SafeTrace Tx® and ElDorado Donor™ software products. Each year, Wyndgate’s products and services manage more than eight million blood components, representing over 27% of the U.S. blood supply.

Global Med’s European subsidiary, Inlog, SA, is a leading provider of donor center and transfusion management systems as well as cellular therapy software, laboratory information systems and quality assurance medical software systems internationally. Inlog’s products include EdgeBlood**, EdgeTrack**, EdgeCell, EdgeLab and SAPA.

Global Med’s U.S. subsidiary, PeopleMed®, Inc., provides cost-effective customized software validation, consulting and compliance solutions to hospitals and donor centers.

For more information about Global Med’s products and services, please call 800-996-3428 or visit www.globalmedtech.com, www.peoplemed.com, www.inlog.com and www.wyndgate.com.

**FDA 510(k) clearance required prior to sales in the U.S.

This news release may include statements that constitute forward-looking statements, usually containing the words “believe,” “estimate,” “project,” “expects” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this news release.

Company Contact: Global Med Technologies, Inc. Michael I. Ruxin, M.D. (303) 238-2000 mick@globalmedtech.com	Investor Contact: Paul Holm, President portfoliopr (212) 999-5585 paulmholm@gmail.com